Exhibit 99.1

Point Therapeutics Reports Fourth Quarter and Year End 2003 Financial
Results

    BOSTON--(BUSINESS WIRE)--Feb. 26, 2004--Point Therapeutics, Inc. (OTC BB: POTP) today reported financial results for the fiscal quarter and year ended December 31, 2003.
    During 2003, the Company achieved several important milestones including:

    -- completing a Phase 1 chemotherapy-induced neutropenia clinical study,

    -- initiating a Phase 1/2 PT-100/Rituxan(R) clinical study in patients with hematologic malignancies,

    -- demonstrating preclinical proof of concept of PT-100 as an anti-tumor therapy in combination with several chemotherapeutic agents and monoclonal antibodies,

    -- presenting and publishing PT-100 preclinical data in poster and abstract presentations (AACR-NCI-EORTC and ASCO) and a select prestigious publication (Blood), and

    --  raising $11.2 million in a private placement offering.

    "I am very pleased with the Company's 2003 accomplishments," said Don Kiepert, President and CEO of Point Therapeutics. "The Company and its clinical programs have evolved significantly. As we look ahead to 2004, we have several important objectives planned including initiating four Phase 2 PT-100 clinical studies in three different oncology indications where PT-100 will be studied in combination with chemotherapeutic agents and monoclonal antibodies as well as a single agent anti-tumor therapeutic, completing the current Phase 1 PT-100/Rituxan(R) study, and moving from the OTC bulletin board to a NASDAQ SmallCap Market listing. We look forward to an eventful and successful year for Point."
    Point reported a net loss of $2,321,000, or $0.16 per share, in the fourth quarter of 2003, compared with a net loss of $2,011,000, or $0.22 per share, in the fourth quarter of 2002. The net loss for the year ended December 31, 2003 was $7,727,000, or $0.73 per share, as compared with a net loss of $7,479,000, or $0.84 per share, for the fiscal year ended December 31, 2002. During 2003, Point recorded license revenue in the amount of $115,000 for royalties payable to Point as successor to HMSR following the merger with HMSR in March 2002.
    Research and development expenses increased to $1,600,000 in the fourth quarter of 2003, from $1,505,000 in the fourth quarter of 2002. Full year research and development expenses for 2003 increased to $5,646,000, from $5,160,000 in 2002, primarily due to increased internal and external costs incurred related to Point's current clinical program, offset somewhat by a decrease in external preclinical program costs.
    General and administrative expenses increased to $762,000 in the fourth quarter of 2003 from $544,000 in the fourth quarter of 2002. The increase in both research and development and general and administrative expenses resulted primarily from employee bonuses being incurred and paid during the quarter. General and administrative expenses for the full year decreased to $2,271,000, from $2,501,000 in 2002 due to the costs incurred by the merger with HMSR, which occurred in the first quarter of 2002, and the hiring of a consulting group in the third quarter of 2002.
    Point's cash and investment balance as of December 31, 2003 was $14,142,000. On October 3, 2003, Point received $11,200,000 in gross proceeds relating to the sale of 5,600,001 shares of common stock in a private placement. Offsetting these proceeds were costs totaling approximately $800,000 relating to the sale of the shares and related costs for required regulatory filings, resulting in net proceeds from the private placement of approximately $10,400,000. Interest income was $22,000 in the fourth quarter of 2003 compared to $38,000 in the fourth quarter of 2002. Full year interest income for 2003 was $75,000 compared to $183,000 for the full year of 2002. The decrease in interest income was principally due to lower interest rates and a lower average cash balance in 2003 compared to 2002.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, the Company expects to initiate four Phase 2 clinical studies in three different oncology indications. The studies will investigate non-small cell lung cancer in combination with Taxotere, in metastatic melanoma in combination with cisplatin, and as a single-agent therapeutic and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing PT-100 in combination with Rituxan in a Phase 1/2 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals,
(iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.


                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                          Three months ended     Twelve months ended
                             December  31,           December  31,
                           2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
REVENUES
   License revenue    $    18,891 $         - $   115,041 $         -
   Sponsored research
    revenue                     -           -           -           -
                       ----------- ----------- ----------- -----------
      Total revenues       18,891           -     115,041           -
                       ----------- ----------- ----------- -----------

OPERATING EXPENSES
   Research and
    development         1,599,538   1,505,492   5,646,230   5,159,957
   General and
    administrative        762,397     543,516   2,270,915   2,501,187
                       ----------- ----------- ----------- -----------
      Total operating
       expenses         2,361,935   2,049,008   7,917,145   7,661,144
                       ----------- ----------- ----------- -----------

Net loss from
 operations            (2,343,044) (2,049,008) (7,802,104) (7,661,144)
                       ----------- ----------- ----------- -----------


Interest income            21,954      38,200      75,332     182,559
Interest expense                -           -           -           -
                       ----------- ----------- ----------- -----------

Net loss              $(2,321,090)$(2,010,808)$(7,726,772)$(7,478,585)
                       =========== =========== =========== ===========

Basic and diluted net
 loss per common share$     (0.16)$     (0.22)$     (0.73)$     (0.84)
                       =========== =========== =========== ===========

Basis and diluted
 weighted average
 common shares
 outstanding           14,754,017   9,275,755  10,656,577   8,897,917
                       =========== =========== =========== ===========

                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
                              (continued)

                                                Period from
                                             September 3, 1996
                                            (date of inception)
                                                  through
                                                December 31,
                                                    2003
                                           ----------------------
REVENUES
   License revenue                                 $   5,115,041
   Sponsored research revenue                          2,400,000
                                           ----------------------
      Total revenues                                   7,515,041
                                           ----------------------

OPERATING EXPENSES
   Research and development                           23,009,540
   General and administrative                          9,941,723
                                           ----------------------
      Total operating expenses                        32,951,263
                                           ----------------------

Net loss from operations                             (25,436,222)
                                           ----------------------


Interest income                                          982,512
Interest expense                                         (82,652)
                                           ----------------------

Net loss                                           $ (24,536,362)
                                           ======================

Basic and diluted net loss per common
 share

Basis and diluted weighted average common shares outstanding



                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                          December 31,   December 31,
                                              2003          2002
                                         -------------- --------------

ASSETS
Cash, cash equivalents and marketable
 securities                             $   14,142,272 $   12,005,495
Property and equipment, net                    243,056        273,385
Other assets                                   451,314        273,694
                                         -------------- --------------

Total assets                            $   14,836,642 $   12,552,574
                                         ============== ==============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                            928,232 $    1,400,303
Other liabilities                               52,367         57,055
Total stockholders' equity                  13,856,043     11,095,216
                                         -------------- --------------

Total liabilities and stockholders'
 equity                                 $   14,836,642 $   12,552,574
                                         ============== ==============


    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2130
             or
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25